Exhibit 5.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

January 6, 2012

Ventas, Inc.

111 South Wacker Drive, Suite 4800

Chicago, Illinois 60606

Re:                               Secondary Offering of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Ventas, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by certain selling stockholders (the “Selling Stockholders”) of 21,070,658 shares of the Company’s common stock, par value $0.25 per share, owned by the Selling Stockholders (collectively, the “Shares”), pursuant to that certain Underwriting Agreement, dated January 3, 2012, by and among the Company, Ventas Realty, Limited Partnership, the Selling Stockholders and Citigroup Global Markets Inc., as sole underwriter (the “Underwriting Agreement”). The Shares are being offered pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). This opinion is being delivered in connection with (i) that certain Registration Statement on Form S-3 (File No. 333-174346), as amended, originally filed with the Securities and Exchange Commission (the “Commission”) on May 19, 2011, which became automatically effective upon filing (the “Registration Statement”), and (ii) a Prospectus Supplement, dated January 3, 2012 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424 under the Securities Act, which supplements the prospectus contained in the Registration Statement.

We have examined such documents as we have considered necessary for purposes of this opinion, including (i) the Registration Statement, (ii) the Prospectus Supplement, (iii) the Amended and Restated Certificate of Incorporation of the Company, as amended, and the Fourth Amended and Restated By-Laws of the Company, as amended, (iv) the Underwriting Agreement, and (v) such other documents and matters of law as we have deemed necessary in connection with the opinions hereinafter expressed.

In our examination, we have assumed the genuineness of all signatures, the capacity of each party (excluding the Company) executing a document to so execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us.  As to various questions of fact material to our opinion,

NEW YORK    WASHINGTON    PARIS    LONDON    MILAN    ROME    FRANKFURT    BRUSSELS

in alliance with Dickson Minto W.S., London and Edinburgh

we have relied on statements and certificates of officers and representatives of the Company and public officials.

Based on the foregoing, and subject to the qualifications and assumptions set forth herein, we are of the opinion that:

1.                                       The Company is validly existing as a corporation under the laws of the State of Delaware.

2.                                       The Shares have been duly authorized and are validly issued, fully paid and nonassessable.

This opinion is limited to the federal law of the United States, and the General Corporation Law of the State of Delaware, which includes the statutory provisions, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such provisions.

The opinions expressed herein are given as of the date hereof, and we assume no obligation to update or supplement such opinions or views to reflect any fact or circumstance that may hereafter come to our attention or any change in law that may hereafter occur or hereafter become effective.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP